Exhibit 10.2

                              EMPLOYMENT AGREEMENT

This Employment Agreement dated as of March 8, 2004 (the "Agreement"), by and between Steven Madden, Ltd., ("Executive") a Delaware corporation (the "Company") located at 52-16 Barnett Avenue, Long Island City, NY 11104 and Andrew Shames, residing at 202 Northwood Court, Jericho, New York 11753 ("Executive").

                                   WITNESSETH:

Whereas, Executive and the Company desire to enter into this Agreement.

Now, herefore, in consideration of the mutual covenants contained herein the parties hereby agree as follows:

Effective as of March 8, 2004, this Agreement is hereby as follows:

Section 1. Duties: During the Term (as defined below), Executive shall serve as President of the men's footwear business of the Company. Executive acknowledges that currently the Company operates two men's footwear divisions, Madden Men's and Union Bay and that each such division (or any other subsequent or replacement men's divisions) may have its own president. Executive shall report directly to the Chairman of the men's footwear business of the Company.

Section 2. Term of Employment: (the "Term") The Executive's employment shall commence March 8, 2004 and ending March 31, 2007.

Section 3.  COMPENSATION OF EMPLOYEE:

            3.1 Base Salary: The Corporation shall pay to the Executive an annual base salary for his services hereunder of One Hundred Fifty Thousand Dollars ($150,000.00), less such deductions as shall be required to be withheld by applicable law and regulations and such base salary shall be paid in substantially equal installments on a basis consistent with the Corporation's payroll practices for employees in similar positions.

            3.2 Options and Shares: Executive shall receive for each year of the Term an annual grant, subject to shareholder approval, of 25,000 stock options with a grant date of March 31,2005, March 31,2006 and March 31,2007 with an exercise price equal to market value on the date of grant. These options shall vest quarterly from the grant date and be fully vested over a one-year period. Notwithstanding anything to the contrary contained in this Agreement, Executive shall be entitled to receive the last option grant (subject to shareholder approval) if Executive is employed through the Term. In addition to the above, in order to advise Executive to execute this Agreement, the company agrees that, subject to Executive's continuous employment by the Company from the commencement date of this agreement through the vesting date on March 31, 2007, Executive shall be entitled to receive One hundred thousand dollars ($100,000) cash on March 31,2007.

Section 4. Covenant Not to Compete: Executive recognizes that the service to be performed by him hereunder is special and unique. In consideration of the compensation granted herein, the Executive agrees that, in the event he either terminates his employment of his own accord (without good cause) or is terminated by the Company for cause prior to the expiration of the Term for a period of 12 months following such termination, he shall not engage in or accept employment with any business that competes in any manner with the company.

If Executive's employment with the Company is terminated prior to the expiration of the Term, Executive agrees to forfeit and surrender any unpaid compensation and all unvested outstanding options without further liability to the Company.


                                            ACCEPTED & AGREED BY:

                                            /s/ ANDREW SHAMES
                                            ------------------------------------
                                            ANDREW SHAMES


/s/ JAMIESON A. KARSON
----------------------------------
JAMIESON A. KARSON
CHIEF EXECUTIVE OFFICER
STEVEN MADDEN, LTD


/s/ ARVIND DHARIA
----------------------------------
ARVIND DHARIA
CHIEF FINANCIAL OFFICER
STEVEN MADDEN, LTD